UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

YTB International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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May 8, 2009
Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of YTB International, Inc. to be held on June 15, 2009 at our corporate headquarters located at 1901 E. Edwardsville Road, Wood River, Illinois 62095 at 10:00 A.M. (CDT).

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD(S) AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. IF YOU HOLD BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK, PLEASE COMPLETE AND MAIL BOTH ENCLOSED PROXY CARDS.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

It is always a pleasure for me and the other members of your Board of Directors to meet with our stockholders.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

J. Lloyd Tomer
Chairman of the Board of Directors

IMPORTANT

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. AS SUCH, PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD(S) AT YOUR EARLIEST CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

IF YOU OWN YOUR SHARES THROUGH BANK OR BROKERAGE ACCOUNTS, YOU SHOULD BRING A WRITTEN STATEMENT FROM THE BANK OR BROKER VERIFYING THAT YOU ARE THE BENEFICIAL OWNER OF YOUR SHARES OR OTHER APPROPRIATE PROOF OF YOUR OWNERSHIP IF YOU WISH TO ATTEND THE MEETING. IF YOU LACK SUCH EVIDENCE, YOU WILL NOT BE ADMITTED TO THE MEETING.

YTB INTERNATIONAL, INC.
1901 East Edwardsville Road
Wood River, IL 62095

NOTICE OF ANNUAL MEETING

To be held on June 15, 2009

To the Holders of Common Stock:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of YTB International, Inc. (the “Company”) will be held at 10:00 A.M. (CDT), at the Company’s corporate headquarters located at 1901 E. Edwardsville Road, Wood River, Illinois 62095, for the following purposes:

(1)
To elect J. Scott Tomer and Paul A. Hemings as Class II directors of the Company to hold office until the Annual Meeting of Stockholders to be held in 2012 and until their respective successors are duly elected and qualified;

(2)	To ratify the appointment of UHY LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2009; and

(3)	To transact such other business as may properly come before the meeting or adjournments thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on May 4, 2009 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Representation of at least a majority of all outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, considered as a single class, is required to constitute a quorum. Accordingly, it is important that your stock be represented at the meeting. The Company will only admit to the Annual Meeting stockholders of record, persons who hold proof of beneficial ownership or who have been granted proxies, and any other person that the Company, in its sole discretion, may elect to admit. If you plan to attend the Annual Meeting, please check the appropriate box on your proxy cards.

By Order of the Board of Directors,

Andrew Cauthen
Secretary

Wood River, IL
May 8, 2009

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND MAIL THE ENCLOSED WHITE PROXY CARD(S). A PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU HOLD BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK, PLEASE COMPLETE BOTH ENCLOSED PROXY CARDS. PLEASE ACT AT YOUR FIRST CONVENIENCE.

YTB INTERNATIONAL, INC.
1901 East Edwardsville Road
Wood River, IL 62095

PROXY STATEMENT

The enclosed proxy is being solicited by the Board of Directors of YTB International, Inc., a Delaware corporation (“YTB”, “us”, “we” or the “Company”) for use in connection with the Annual Meeting of Stockholders to be held on June 15, 2009 (the “Annual Meeting”). This proxy statement and enclosed proxy are first being sent to stockholders on or about May 8, 2009. The mailing address of the principal executive office of the Company is 1901 East Edwardsville Road, Wood River, Illinois 62095. The cost of preparing, printing and mailing the notice of meeting, form of proxy, proxy statement and annual report will be borne by the Company. Banks, brokerage houses, custodians, nominees and fiduciaries are being requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and may be reimbursed for their out-of-pocket expenses incurred in connection therewith.  In addition to solicitation by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, or personal contacts. Proxies may be solicited by us and our directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries).

Your vote is important. Shares represented by proxies will be voted in accordance with instructions on the proxy cards or, if no instructions are provided, such proxies will be voted in accordance with the recommendation of the Board of Directors “For” Proposals Numbered 1 through 2.    The proxies are also authorized to vote in their discretion on any other matter which may properly come before the Annual Meeting.

Any stockholder giving the enclosed proxy has the right to revoke it at any time before it is voted. To revoke a proxy, the stockholder must file with our Secretary either a written revocation or a duly executed proxy bearing a later date. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person.

The record of stockholders entitled to notice of, and to vote at, the Annual Meeting was taken at the close of business on May 4, 2009. At that date we had outstanding 103,892,941 shares of our common stock, consisting of: (i) 70,281,422 shares of our Class A common stock ($0.001 par value) (“Class A Common Stock”), and (ii) 33,611,519 shares of our Class B common stock ($0.001 par value) (“Class B Common Stock”). (Please note that while the total number of outstanding shares of our common stock is known to us to be correct as of the record date, because of possible conversions of shares of Class B Common Stock to Class A Common Stock immediately prior to the record date, it is possible that the number of shares of these two classes of common stock has shifted relative to one another slightly from the date on which we filed this proxy statement with the Securities and Exchange Commission until the record date). The two classes of our common stock are identical in all respects except as to voting power, as shares of Class A Common Stock are entitled to one-tenth vote per share, and shares of Class B Common Stock, one vote per share, on all matters submitted to a vote of our stockholders (including all matters to be submitted for a vote of our stockholders at the Annual Meeting). Shares of Class B Common Stock automatically convert into Class A Common Stock on a one-for-one basis upon sale or other disposition (with the exception of transfers among related entities, transfers to trusts for the benefit of the transferring holder of the Class B Common Stock, bona fide pledges under financing arrangements and similar transfers).

Under Section 216 of the Delaware General Corporation Law and Section 2.8 of our Amended and Restated By-Laws (the “By-Laws”), a majority of the shares of the Class A Common Stock and Class B Common Stock, considered as a single class, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting.

If you hold shares of both Class A Common Stock and Class B Common Stock, you will need to complete, sign and mail both enclosed proxy cards (one with respect to each class of our common stock) in order to ensure that all of your shares are represented and voted at the Annual Meeting.

AVAILABLE INFORMATION AND SOURCES OF INFORMATION

We are subject to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549, and at the SEC’s Regional Offices at 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604 and 3 World Financial Center, Suite 400, New York, NY 10281. Copies of such material also may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You are being furnished with a copy of our annual report on Form 10-K along with this proxy statement, in satisfaction of the requirements of the Exchange Act. It is not to be regarded as proxy-solicitation material.

Statements contained in this proxy statement or in any document incorporated by reference in this Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

No persons have been authorized to give any information or to make any representation other than those contained in this proxy statement in connection with the solicitations of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person. The delivery of this proxy statement shall not under any circumstances create an implication that there has been no change in our affairs since the date hereof or that the information herein is correct as of any time subsequent to its date.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND 5% OWNERS

The following table lists the number of shares of common stock (consisting of Class A Common Stock and Class B Common Stock), beneficially owned as of April 22, 2009, by (i) those known by us to own beneficially 5% or more of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. As of April 22, 2009, we had 103,892,941 total shares of common stock outstanding, consisting of 70,141,804 shares of Class A Common Stock and 33,751,137 shares of Class B Common Stock. These figures exclude 3,268,554 restricted shares of Class A Common Stock and 6,537,108 restricted shares of Class B Common Stock granted pursuant to a one-time restricted stock award on January 2, 2007 that are being held in escrow but have not yet vested and are therefore not treated as outstanding. Shares of both classes of our common stock vote together as a single class on all matters submitted to a vote of our stockholders and are generally entitled to identical rights. However, shares of Class A Common Stock are entitled to one-tenth vote per share, and shares of Class B Common Stock, one vote per share, for all matters voted upon. Therefore, in addition to the ownership interests and percentages set forth below with respect to Class A Common Stock and Class B Common Stock as separate classes, we have also provided cumulative voting power information when considering the voting of both such classes as a single class, after factoring in the relative voting power of the two classes. Except where indicated below, the address of each of the persons named below is 1901 East Edwardsville Road, Wood River, Illinois 62095.

	Class A			Class B
	Common Stock +			Common Stock +
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class	Amount and Nature of Beneficial Ownership		% of Class	Voting Power of Total Common Stock (%)

J. Lloyd Tomer,	18,487,667	(1)	26.3%	15,675,010	(1)	46.2%	42.8%
Chairman of the Board

J. Scott Tomer,	18,326,229	(2)	26.1%	15,315,610	(2)	45.2%	41.9%
Chief Executive Officer and Director

J. Kim Sorensen,	18,260,826	(3)	26.0%	15,115,610	(3)	44.6%	41.4%
Vice Chairman of the Board

John D. Clagg,	187,820	(4)	*	120,000	(4)	*	**
Chief Financial Officer and Treasurer

Andrew F. Cauthen,	345,000	(5)	*	350,000	(5)	1.0%	**
President, Chief Operating Officer and Secretary

Harold L. Kestenbaum, Esq., (6)	109,541	(7)	*	70,908	(7)	*	**
Director

Clay Winfield,	86,647	(8)	*	30,000	(8)	*	**
Director

Andrew Wilder, CPA,	104,087	(9)	*	60,000	(9)	*	**
Director

Timothy Kaiser, M.D.,	89,087	(10)	*	30,000	(10)	*	**
Director

Lou Brock,	147,013	(11)	*	-	(11)	*	**
Director

Paul A. Hemings,	6,098	(12)	*	-	(12)	*	**
Director

All executive officers and directors	20,589,865		29.2%	18,313,334		53.5%	49.3%
as a group (11 persons)

Michael Y. Brent (13)	8,650,496	(14)	12.3%	112,500	(14)	*	2.4%

All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to us by such beneficial owners.

+ In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Rule 13d-3”), the number of shares beneficially owned is deemed to include shares of our common stock as to which the beneficial owner has or shares either investment or voting power. Unless otherwise stated, and except for voting powers held jointly with a person’s spouse, the persons and entities named in the table have voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As provided by Rule 13d-3, each such person’s percentage ownership is determined by assuming that the options or convertible securities that are held by such person, and which are exercisable within 60 days after April 22, 2009, have been exercised or converted, as the case may be.

* Represents less than 1% of the issued and outstanding shares of such class.

** Represents less than 1% of the voting power of all common stock.

1 This ownership is based on the following shares that are beneficially owned: (i) 507,592 shares of Class A Common Stock and 1,048,108 shares of Class B Common Stock held by J. Lloyd Tomer individually; (ii) 100,000 shares of Class A Common Stock and 200,000 shares of Class B Common Stock held by Christine J. Tomer, J. Lloyd Tomer’s spouse; (iii) 50,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock held by Samantha C. Tomer, J. Lloyd Tomer’s dependent child; (iv) 50,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock held by J. Lloyd Tomer, Jr., J. Lloyd Tomer’s dependent child; (v) 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock held by Great River Enterprises, LP#1, an Illinois partnership (“Great River”) (J. Lloyd Tomer is the sole stockholder of a corporation that is the general partner of Great River); (vi) 10,741,624 shares of Class A Common Stock and 150,000 shares of Class B Common Stock over which J. Lloyd Tomer may be deemed to share beneficial ownership with J. Scott Tomer and J. Kim Sorensen as a result of the grant, on November 22, 2006, by Michael Brent, Derek Brent and Darren Brent to J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen of an irrevocable proxy (the “Proxy”) with respect thereto, including 75,000 shares of Class A Common Stock and 150,000 shares of Class B Common Stock, in the aggregate, issuable upon exercise of vested warrants held by Michael Brent and Derek Brent; and (vii) 4,335,892 additional shares of Class A Common Stock and 8,671,784 additional shares of Class B Common Stock currently held by J. Scott Tomer (2,160,446 shares of Class A Common Stock and 4,320,892 shares of Class B Common Stock) and J. Kim Sorensen (2,175,446 shares of Class A Common Stock and 4,350,892 shares of Class B Common Stock) over which Great River may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement, dated as of December 8, 2004 (the “Stockholders’ Agreement”) by and among Michael Brent, Derek Brent, Great River, J. Scott Tomer and J. Kim Sorensen.  J. Lloyd Tomer disclaims beneficial ownership of (x) the 2,160,446 shares of Class A Common Stock and 4,320,892 shares of Class B Common Stock held by J. Scott Tomer and the 2,175,446 shares of Class A Common Stock and 4,350,892 shares of Class B Common Stock held by J. Kim Sorensen that are subject to the Stockholders’ Agreement, (y) the 10,741,624 shares of Class A Common Stock and 150,000 shares of Class B Common Stock subject to the Proxy, and (z) the 200,000 shares of Class A Common Stock and 400,000 shares of Class B Common Stock held by his spouse and dependent children.

2 This ownership is based on the following shares that are beneficially owned: (i) 650,348 shares of Class A Common Stock and 1,297,096 shares of Class B Common Stock held directly by J. Scott Tomer; (ii) 2,056,252 shares of Class A Common Stock and 4,112,504 shares of Class B Common Stock held by Life Is Good, LP (The J. Scott Tomer and Lauri L. Tomer Revocable Living Trust is the sole stockholder of a corporation that is the general partner of Life Is Good, LP); (iii) 10,741,624 shares of Class A Common Stock and 150,000 shares of Class B Common Stock over which J. Scott Tomer may be deemed to share beneficial ownership with J. Lloyd Tomer and J. Kim Sorensen as a result of the grant, on November 22, 2006, by Michael Brent, Derek Brent and Darren Brent to J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen of the Proxy with respect thereto, including 75,000 shares of Class A Common Stock and 150,000 shares of Class B Common Stock, in the aggregate, issuable upon exercise of vested warrants held by Michael Brent and Derek Brent; and (iv) 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock currently held by Great River and 2,175,446 shares of Class A Common Stock and 4,350,892 shares of Class B Common Stock currently held by J. Kim Sorensen over which J. Scott Tomer may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement.  J. Scott Tomer disclaims beneficial ownership of (x) the 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock held by Great River and 2,175,446 shares of Class A Common Stock and 4,350,892 shares of Class B Common Stock held by J. Kim Sorensen that are subject to the Stockholders’ Agreement and (y) the 10,741,624 shares of Class A Common Stock and 150,000 shares of Class B Common Stock subject to the Proxy.

3 This ownership is based on the following shares that are beneficially owned: (i) 2,597,300 shares of Class A Common Stock and 5,264,600 shares of Class B Common Stock held by J. Kim Sorensen individually, which includes 37,500 shares held in an IRA; (ii) 11,299 shares of Class A Common Stock and 22,598 shares of Class B Common Stock held in an IRA by Roxanna M. Sorensen, his spouse; (iii) 10,741,624 shares of Class A Common Stock and 150,000 shares of Class B Common Stock over which J. Kim Sorensen may be deemed to share beneficial ownership with J. Lloyd Tomer and J. Scott Tomer as a result of the grant, on November 22, 2006, by Michael Brent, Derek Brent and Darren Brent to J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen of the Proxy with respect thereto, including 75,000 shares of Class A Common Stock and 150,000 shares of Class B Common Stock, in the aggregate, issuable upon exercise of vested warrants held by Michael Brent and Derek Brent; and (iv) 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock currently held by Great River and 2,160,446 shares of Class A Common Stock and 4,320,892 shares of Class B Common Stock currently held by J. Scott Tomer over which J. Kim Sorensen may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement.  J. Kim Sorensen disclaims beneficial ownership of (x) the 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock held by Great River and 2,160,446 shares of Class A Common Stock and 4,320,892 shares of Class B Common Stock held by J. Scott Tomer that are subject to the Stockholders’ Agreement, (y) the 10,741,624 shares of Class A Common Stock and 150,000 shares of Class B Common Stock subject to the Proxy, and (z) the 11,299 shares of Class A Common Stock and 22,598 shares of Class B Common Stock held by his spouse.

4 Includes 130,000 shares of Class A Common Stock and 20,000 shares of Class B Common Stock issuable upon the exercise of options (which are exercisable within 60 days of April 22, 2009).

5 Includes 75,000 shares of Class A Common Stock and 150,000 shares of Class B Common Stock issuable upon the exercise of warrants (which are exercisable within 60 days of April 22, 2009) and 120,000 shares of Class A Common Stock issuable upon the exercise of options (which are exercisable within 60 days of April 22, 2009).

6 The address of Harold L. Kestenbaum, Esq. is 1425 Rexcorp Plaza, East Tower - 14th Floor, Uniondale, NY 11556.

7 Includes 15,000 shares of Class A Common Stock and 30,000 shares of Class B Common Stock issuable upon the exercise of options (which are exercisable within 60 days of April 22, 2009) and 24,391 shares of Class A Common Stock issuable pursuant to certain unvested tranches of restricted stock awards vesting within 60 days of April 22, 2009.

8 Includes 15,000 shares of Class A Common Stock and 30,000 shares of Class B Common Stock issuable upon the exercise of options (which are exercisable within 60 days of April 22, 2009) and 24,391 shares of Class A Common Stock issuable pursuant to certain unvested tranches of restricted stock awards vesting within 60 days of April 22, 2009.

9 Includes 30,000 shares of Class A Common Stock and 60,000 shares of Class B Common Stock issuable upon the exercise of options (which are exercisable within 60 days of April 22, 2009) and 24,391 shares of Class A Common Stock issuable pursuant to certain unvested tranches of restricted stock awards vesting within 60 days of April 22, 2009.

10 Includes 15,000 shares of Class A Common Stock and 30,000 shares of Class B Common Stock issuable upon the exercise of options (which are exercisable within 60 days of April 22, 2009) and 24,391 shares of Class A Common Stock issuable pursuant to certain unvested tranches of restricted stock awards vesting within 60 days of April 22, 2009.

11 Includes 24,391 shares of Class A Common Stock issuable pursuant to certain unvested tranches of restricted stock awards vesting within 60 days of April 22, 2009.

12 Includes 6,098 shares of Class A Common Stock issuable pursuant to an unvested tranche of a restricted stock award vesting within 60 days of April 22, 2009.

13 The address of Michael Y. Brent is 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

14 This ownership is based on the following shares that are beneficially owned: 8,650,496 shares of Class A Common Stock and 112,500 shares of Class B Common Stock held by Michael Y. Brent, all of which are subject to the Proxy granted by him to J. Scott Tomer, J. Lloyd Tomer and J. Kim Sorensen on November 22, 2006, including 56,250 shares of Class A Common Stock and 112,500 shares of Class B Common Stock issuable upon exercise of vested warrants held by Michael Y. Brent.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors consists of eleven members, which currently includes three open seats. John Simmons and Burt Saunders resigned from the Board during 2008, and Clay Winfield resigned on April 30, 2009.  Immediately after the Annual Meeting, our Board of Directors will have four vacancies, as Timothy Kaiser, M.D. will not stand for reelection.  Pursuant to Section 3.2 of our By-Laws, our Board of Directors is divided (as evenly as possible) into three classes, whose terms of office expire, and who are therefore subject to election, in annual succession. At the current time, one class of directors— Class I— consists of three (3) directors including one open seat, while the two other classes— Classes II and III— consist of four (4) directors each, including one open seat in each.  Immediately after the Annual Meeting, Class II will have two open seats.  The Board has not yet appointed replacements to fill the current vacancies on the Board.  Proxies may not be voted for greater than three nominees.

Currently, Andrew Wilder, CPA, and Harold Kestenbaum, Esq. are each serving a three year term as a Class I director until the Annual Meeting of Stockholders in 2011 and until their successors are duly elected and qualified. J. Scott Tomer, Dr. Timothy Kaiser and Paul A. Hemings are each serving a two year term (in the case of Mr. Hemings, the remainder of a two year term since his election to the Board of Directors after its size was expanded in April 2008) as a Class II director until the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified. J. Lloyd Tomer, J. Kim Sorensen and Lou Brock are each serving a three year term as a Class III director until the Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualified.

Messrs. J. Scott Tomer, J. Lloyd Tomer, Sorensen and Kestenbaum were originally nominated to serve on the Board of Directors pursuant to a stockholders’ agreement among Great River Enterprises, LP#1 (“Great River”), J. Scott Tomer, J. Kim Sorensen (collectively with Great River and J. Scott Tomer, the “Tomer Group”), Michael Brent, Derek Brent (together with Michael Brent, the “Brent Group”) and the Company dated as of December 8, 2004 (the “Stockholders’ Agreement”).  Per the terms of the Stockholders’ Agreement, to the extent that the Tomer Group collectively beneficially owns at least 20% of the shares held by them on the date of the Stockholders’ Agreement, the Tomer Group is entitled to nominate (i) three (3) directors acceptable to them in their sole discretion, and (ii) one (1) independent director.  The Tomer Group nominated Messrs. J. Scott Tomer, J. Lloyd Tomer and J. Kim Sorensen pursuant to the Stockholders’ Agreement.  In addition, pursuant to the terms of the Stockholders’ Agreement, to the extent that the Brent Group collectively beneficially owns at least 20% of the shares held by them on the date of the Stockholders’ Agreement, the Brent Group is entitled to nominate (i) three (3) directors acceptable to them in their sole discretion, and (ii) one (1) independent director.  Mr. Kestenbaum was nominated by the Brent Group pursuant to its nomination rights under the Stockholders’ Agreement.

Three of our directors — Mr. Kestenbaum, Esq., Mr. Wilder, CPA and Mr. Hemings — are not affiliated with us in any capacity (except by virtue of their directorship and beneficial stock ownership) and are therefore “independent.”

Our Board of Directors has nominated J. Scott Tomer and Paul A. Hemings to serve as Class II Directors for a three year term, to hold office until the Annual Meeting of Stockholders in 2012 and until their successors are duly elected and qualified. Each nominee has consented to be a nominee and to serve as a director if elected. Except as otherwise directed on the enclosed proxy cards, the persons named as proxies will vote for the election of the designated nominees, Mr. Tomer and Mr. Hemings, as our Class II directors. In the event that a nominee should become unavailable for election as a director, the persons named as proxies will vote for any substitute nominees that the Board of Directors may select.

Set forth below is biographical information for (i) our Class I directors whose terms of office do not expire as of, and who will continue to serve after, the Annual Meeting (ii) our current Class II directors who have been nominated for election to our Board of Directors at the Annual meeting and (iii) our Class III directors whose terms of office do not expire as of, and who will continue to serve after, the Annual Meeting.

Biographical information concerning our current executive officers who are not also directors is set forth below under the caption “EXECUTIVE OFFICERS OF THE COMPANY”.

Name	Age	Position

Class I Directors

Harold L. Kestenbaum, Esq.	59	Director
Andrew Wilder, CPA	57	Director

Class II Directors

J. Scott Tomer	51	Chief Executive Officer and Director
Paul A. Hemings	46	Director

Class III Directors

J. Lloyd Tomer	75	Chairman of the Board
J. Kim Sorensen	58	Vice Chairman of the Board
Lou Brock	69	Director

CLASS I DIRECTORS SERVING UNTIL THE 2011 ANNUAL MEETING OF STOCKHOLDERS:

Andrew Wilder, CPA	Director Since November 2005
Currently Serving until 2011 Annual Meeting of Stockholders

Andrew Wilder is a licensed CPA and shareholder with the firm of Israeloff, Trattner & Co., CPAs P.C., an accounting firm, in Garden City, New York. Mr. Wilder graduated from Monmouth University in 1972 and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He also has served on various committees of the New York State Society of Certified Public Accountants, including the Accounting and Auditing and the SEC committees, and is also a former adjunct lecturer at Queens College. Mr. Wilder also serves on the Board of Directors of NAPCO Security Technologies, Inc., a leader in the securities equipment and systems field, since 1995 and has been Chairman of its Audit Committee since 2001. Mr. Wilder has served as Chairman of the Audit Committee of our Board of Directors since November 2005.

Harold L. Kestenbaum, Esq.	Director Since December 1991
Currently Serving until 2011 Annual Meeting of Stockholders

Harold Kestenbaum, Esq. graduated from the University of Richmond School of Law in 1975, and is franchise counsel for REZconnect Technologies, Inc., our wholly-owned subsidiary. Mr. Kestenbaum, Esq. is engaged primarily in the independent practice of law, specializing in franchise and distribution law, representing franchisors only, both start-up and established, from his Uniondale, New York offices. He is, among other professional roles, a founding member of the New York State Bar Association’s Franchising, Distribution and Licensing Law Section. Mr. Kestenbaum, Esq. also serves as a member of the Audit Committee of our Board of Directors.

NOMINEES TO SERVE A THREE YEAR TERM AS CLASS II DIRECTORS UNTIL THE 2012 ANNUAL MEETING OF STOCKHOLDERS:

J. Scott Tomer	Director Since December 2004
Currently Serving until 2009 Annual Meeting of Stockholders

J. Scott Tomer has served as our Chief Executive Officer since December 2005, and formerly served as our President from December 2004 through December 2005.  He is the son of J. Lloyd Tomer.  Mr. Tomer was employed at A. L. Williams (now known as Primerica (as defined below)) from 1981-1993 where he attained the level of National Sales Director. In that position, he had the responsibility of field support and training the sales force, and trained over 2,000 sales personnel. He left Primerica in 1993 to become a Certified Financial Planner, developing a specialty in real estate investing prior to co-founding YourTravelBiz.com, Inc. in 2001 prior to its merger with the Company in 2004.  YourTravelBiz.com, Inc. is now known as YTB Marketing, Inc. ("YTB Marketing").

Paul A. Hemings	Director Since May 2008
Currently Serving until 2009 Annual Meeting of Stockholders

Paul A. Hemings has been a Group Director of Sales for Energizer Holdings, Inc. since 2005, where he leads the sales strategy development.  Prior to his appointment as Group Director, Mr. Hemings served as Energizer’s Director of Business Development, leading the annual business planning process.  Before beginning his tenure at Energizer, Mr. Hemings held several sales and sales management positions at Procter & Gamble. He holds a B.S. from Bucknell University, which he received in 1985.

CLASS III DIRECTORS SERVING UNTIL THE 2010 ANNUAL MEETING OF STOCKHOLDERS:

J. Lloyd Tomer	Director Since December 2004
Currently Serving until 2010 Annual Meeting of Stockholders

J. Lloyd Tomer has served as Chairman of the Board of Directors since December 2004. He is the father of our Chief Executive Officer, J. Scott Tomer, and is a seasoned veteran of direct sales and marketing. After spending thirteen years in the ministry, he became an agent of the A. L. Williams Company (now known as Primerica Financial Services (“Primerica”) in January 1981. He achieved the level of Senior National Sales Director in 1985 and maintained that position through 2001. While at A. L. Williams he built a successful sales organization numbering in the thousands, whose combined life insurance sales were measured in the billions, with assets under management of $750 million.  He sold his agency in Primerica in January 2002. Thereafter, Mr. Lloyd J. Tomer devoted his marketing expertise to YTB Marketing.

J. Kim Sorensen	Director Since December 2004
Currently Serving until 2010 Annual Meeting of Stockholders

J. Kim Sorensen, our Vice Chairman of the Board of Directors since November 2008, served as President from December 2005 to November 2008.  He has owned and managed several businesses throughout his career. He joined A. L. Williams in 1981 and earned the Sr. Vice President position in 1985. In 1990, Mr. Sorensen partnered with J. Lloyd Tomer to provide technical and management support for their growing sales organization. In 2001, he was a co-founder of YTB Marketing, and his vision and leadership have led to the development and management of many of our systems.

Lou Brock	Director Since December 2006
Currently Serving until 2010 Annual Meeting of Stockholders

Lou Brock, Director, is one of Major League Baseball’s all-time hits and stolen base leaders. He was inducted into Major League Baseball’s Hall of Fame in 1985 and was named one of the Top 100 Players of the 20th Century. Following his 19-year career in Major League Baseball, Lou Brock serves on the boards of many local and national youth organizations, including Education Is Freedom Foundation, Variety Club for Children, Wyman Youth Camp, Old Newsboys Day Children’s Charities, ECHO Children’s Home, Missouri Valley College and the Lou Brock Scholarship Foundation. He also serves on the board of Premier Bank. Mr. Brock holds honorary Doctorate degrees from Washington University, St. Louis, MO; Southern University, Baton Rouge, LA; and Missouri Valley College, Marshall, MO. Mr. Brock serves as Chairman of the Compensation Committee of our Board of Directors.

Requisite Vote

The election of the nominees for director requires the affirmative vote of the holders of a plurality of the votes of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the meeting, assuming there is a quorum at the meeting. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF J. SCOTT TOMER AND PAUL A. HEMINGS AS OUR CLASS II DIRECTORS.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and beneficial owners of more than ten percent of any class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and each exchange on which its securities are traded. Officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us, except as set forth below, we believe that during the fiscal year ended December 31, 2008, all of our officers, directors, and beneficial owners of greater than ten percent of our equity securities complied with all applicable Section 16(a) reporting requirements.

Mr. J. Scott Tomer failed to file one report relating to three transactions effected in 2007.  The report was subsequently filed in 2009.  Mr. J. Lloyd Tomer failed to file one report relating to two transactions effected in 2007.  The report was subsequently filed in 2008.  Mr. Saunders, a former Company director, filed two late reports in 2008.  One report was a Form 3 relating to his initial beneficial ownership of Company common stock.  The other report related to one transaction in 2008.  Mr. Hemings failed to timely file two reports in 2008.  One report was a Form 3 relating to Mr. Hemings’ initial beneficial ownership of Company common stock.  The other report related to one transaction in 2008.  Each of Messrs. Brock, Kaiser, Kestenbaum, Wilder and Winfield failed to timely file one report in 2008, each of which related to three transactions.  Mr. Simmons, a former member of our Board of Directors, failed to timely file one report in 2008.  The report related to three transactions effected in 2008.  Mr. Brent, one of our 10% stockholders, filed two late reports in 2008, each of which related to one transaction.

CORPORATE GOVERNANCE

Board of Directors and Committees

Meetings and Attendance

During the fiscal year ended December 31, 2008, there were four (4) special meetings and three (3) regular meeting of our Board of Directors. All of our incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which they serve. In addition, while our Board of Directors has no formal policy in effect with respect to attendance at annual meetings of stockholders, ten (10) out of our eleven (11) then-current directors attended our annual meeting of stockholders in 2008.

Our Board of Directors has established various committees to assist it in discharging its duties. The three standing committees of our Board of Directors are the Audit Committee, the Compensation Committee and the Investment Committee.

Audit Committee

Our Audit Committee’s function is to evaluate the adequacy of our internal accounting controls, review the scope of the audit by the independent auditors and related matters pertaining to the examination of the financial statements, review the year-end and the quarterly financial statements, review the nature and extent of any non-audit services provided by our independent auditors and make recommendations to our Board of Directors with respect to the foregoing matters as well as with respect to the appointment of our independent auditors. The Audit Committee had four (4) meetings in the fiscal year ended December 31, 2008. The Audit Committee is responsible for overseeing our compliance with the Sarbanes Oxley Act of 2002 and all rules promulgated thereunder by the SEC. Our Board of Directors has determined that two out of the three current members of the Audit Committee— Messrs. Wilder and Kestenbaum— are independent, as independence is defined by Rules 121B and 803 of the Company Guide of the NYSE Amex LLC (the “AMEX”), as applicable and as may be modified or supplemented. While we are not listed on the AMEX, our Board of Directors believes that this standard is a useful one in assisting it in making its determination of director independence. The third current member of our Audit Committee—Dr. Kaiser— is not “independent” for purposes of the AMEX Company Guide standard that we have adopted due to his involvement in related party transactions discussed under “Certain Relationships and Related Transactions”, although he does meet the independence test under Rule 10A-3. Dr. Kaiser’s term as a director will expire at the Annual Meeting and he will not stand for reelection.  The Board is reviewing its Audit Committee membership and intends to appoint an additional member to serve on the Audit Committee following the election of directors at the Annual Meeting.  The Audit Committee is governed by a written charter that was adopted by our Board of Directors on October 27, 2006. A copy of such charter was included as Appendix C to our Definitive Proxy Statement on Schedule 14A for our 2007 Annual Meeting of Stockholders, filed with the SEC on April 24, 2007. The Audit Committee is responsible for approving the engagement of, and has engaged, UHY LLP to perform audit services for us and our subsidiaries. Members of the Audit Committee, none of whom are employees of the Company or its affiliates, are:

Andrew Wilder, CPA, Chairman
Timothy Kaiser, M.D.
Harold Kestenbaum, Esq.

Audit Committee Financial Expert

The Board of Directors has determined that Andrew Wilder, CPA qualifies as an “audit committee financial expert” within the meaning of Rule 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

The Compensation Committee consists solely of non-employee directors. The Compensation Committee held no formal meetings in the fiscal year ended December 31, 2008, but held several conference calls during the course of the year. The Compensation Committee administers our equity incentive plans, including our Amended and Restated 2004 Stock Option and Restricted Stock Plan and our 2007 Sales Director Bonus Plan. The Compensation Committee is generally empowered to review the performance and development of our management in achieving corporate goals and objectives and to ensure that our senior executives are compensated effectively in a manner consistent with our strategy, competitive practice, and the requirements of the appropriate regulatory bodies. Toward that end, the Committee oversees, reviews and administers all compensation, equity and employee benefit plans and programs, and deliberated and approved the terms of the new employment agreements that we entered into with our senior executives, effective as of January 1, 2008. The Compensation Committee is further empowered to oversee and implement our compensation policy with respect to the non-employee members of our Board of Directors. In furtherance of this role, the Compensation Committee, working with an independent compensation consulting firm, adopted and approved the compensation arrangements of our non-employee directors. These arrangements reflect the recommendations of the independent consulting firm, are contained in our non-employee director compensation policy, and were effective as of April 25, 2008. The Compensation Committee is governed by a written charter that was adopted by our Board of Directors in February 2007. A copy of such charter was included as Appendix D to our Definitive Proxy Statement on Schedule 14A for our 2007 Annual Meeting of Stockholders, filed with the SEC on April 24, 2007. Members of the Compensation Committee, none of whom are employees of the Company or its affiliates, are:

Lou Brock, Chairman
Andrew Wilder, CPA

Our Board of Directors has determined that Mr. Wilder is independent.  Mr. Brock is not independent.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2008, the members of our Compensation Committee were Messrs. Brock, Wilder and Winfield.

No member of the Compensation Committee of the Company during the fiscal year ended December 31, 2008 was an employee or officer of the Company or any of its subsidiaries. During the year ended December 31, 2008, no executive officer of the Company served as a member of (i) the compensation committee of another entity for which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the Board of Directors of another entity for which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity for which one of the executive officers of such entity served as a member of the Company’s Board of Directors.

 Board Nomination Process

We do not currently have a standing nominating committee. Given our size and resources, along with the difficulties inherent in managing multiple committees of our Board of Directors, and because most nominees for our Board of Directors have been chosen in recent years pursuant to the terms of the Stockholders’ Agreement, our Board of Directors has determined that the establishment of such a separate committee is not necessary at the current time. In addition, because most nominees for our Board of Directors in recent years have been chosen pursuant to the terms of the Stockholders’ Agreement, we have not established any specific policy with regard to the consideration of director candidates recommended by our security holders. However, despite the absence of any such formal policy, our Board of Directors will consider candidates who are recommended by our stockholders.

Stockholders may recommend individuals for consideration as potential director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to YTB International, Inc., c/o Andrew Cauthen, Corporate Secretary, 1901 East Edwardsville Road, Wood River, IL 62095. If our Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next Annual Meeting of Stockholders.  The entire Board of Directors participates in the consideration of director nominees.

Communicating with Our Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to YTB International, Inc. Board of Directors, c/o Andrew Cauthen, Corporate Secretary, 1901 East Edwardsville Road, Wood River, IL 62095.

Communications are forwarded to all directors if they relate to important substantive matters. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Code of Ethics

We adopted a Code of Ethics (the “Code”) that applies to all of the executive officers (as well as all management personnel) of the Company and our subsidiaries. All of our directors, officers and employees are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them. Other, more detailed, policies and procedures that our directors, officers and employees are expected to comply with are set forth in separate documents (such as our Policy Statement Regarding Insider Trading) and are not part of the Code. A copy of the Code will be provided free of charge, upon written request to the following address: YTB International, Inc., 1901 East Edwardsville Road, Wood River, IL 62095, Attention: Andrew Cauthen.

EXECUTIVE OFFICERS OF THE COMPANY

Our current Executive Officers are J. Lloyd Tomer, J. Scott Tomer, J. Kim Sorensen, John D. Clagg and Andrew Cauthen. The biographies of Messrs. J. Lloyd Tomer, J. Scott Tomer and Sorensen are set forth above under PROPOSAL 1: “ELECTION OF DIRECTORS.” The biographies of Messrs. Clagg and Cauthen are set forth immediately below.

John D. Clagg	Chief Financial Officer and Treasurer

John D. Clagg, age 51, has served as our Chief Financial Officer since December 2005.  Prior to that time, Mr. Clagg served as Chief Financial Officer of our subsidiary, YTB Marketing, from December 2003 through November 2005.  He has 26 years of extensive experience at the corporate level in financial and strategic planning, merger/acquisition transactions, financial and treasury management and budgeting and financial forecasting. He graduated with a Bachelor of Science Degree from Southern Illinois University-Edwardsville and began his professional career in 1983 at Arthur Andersen & Co. in St. Louis, Missouri. He joined the Sisters of Mercy Health System and rose to the position of Corporate Controller. From 1998 to 2001 he served as Director of Operational and Financial Support at the national office for Ascension Health in St. Louis. From 2001 to 2003 he served as Chief Financial Officer for a large assisted living and retirement center in St. Louis County, Missouri.

Andrew Cauthen	Chief Operating Officer and Secretary

Mr. Cauthen, age 65, joined YTB in November 2004 as Chief Operating Officer of YTB Marketing, our wholly owned subsidiary, and was later appointed President and Chief Executive Officer of YTB Marketing. He was subsequently appointed Secretary and Chief Operating Officer of the YTB parent company, and, most recently, in November 2008, was appointed President.  Mr. Cauthen’s background lies in executive management, corporate operations, administration, marketing and sales. He has served as president and CEO of two major ($1 billion plus asset-based) companies, and has had P&L responsibility for a $200 million budget and 2,000 employees.  From March 2004 through November 2004, Mr. Cauthen was self-employed as a consultant in Orlando, Florida providing business development and investor relations services.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Company’s Board of Directors (the “Committee”) consists solely of non-employee directors.  The Committee administers our equity incentive plans, including our 2004 Stock Option Plan, available to all employees, and our 2007 Sales Director Bonus Plan, available for sales directors.  It is generally empowered to review the performance and development of our management in achieving corporate goals and objectives and to ensure that our senior executives are compensated effectively in a manner consistent with our strategy.  Toward that end, the Committee oversees, reviews and administers all compensation, equity and employee benefit plans and programs, and deliberated and approved the terms of the employment agreements that we entered into with our senior executives, effective as of January 1, 2008.

Compensation Philosophy and Objectives

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, motivate these officers to materially contribute to our long-term business success, and align the interests of our executive officers and stockholders by rewarding our executives for corporate performance based on targets established by the Committee.

We believe that achievement of these compensation objectives enhances long-term stockholder value.  When designing compensation packages to reflect these objectives, the Company has no specific policy with regards to utilizing cash versus non-cash compensation or short-term versus long-term compensation; however, the Committee is guided by the following principles:

•
Alignment with stockholder interests:  Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders; and

•	Recognition for business performance: Compensation should correlate with our overall financial performance.

Oversight of the Executive Compensation Program

The Committee is governed by a written charter that was adopted by our Board of Directors in February 2007.  A copy of such charter was included as Appendix D to our Definitive Proxy Statement for our 2008 Annual Meeting of Stockholders.  The Committee consists of Mr. Lou Brock, who serves as Chairman and Mr. Andrew Wilder.  During the fiscal year ended December 31, 2008, Mr. Clay Winfield also served as a member of the Compensation Committee.  The Committee determines, and reports to the Board of Directors, the compensation to be paid to all named executive officers of the Company.

2008 Compensation Determination Process

Effective January 1, 2008, new employment agreements were negotiated with the Company’s named executive officers that determined and set the terms of their compensation for the next several years.

Elements of Compensation

Our executive compensation program is composed of the following elements:

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Base salary is paid to the named executive officers pursuant to the terms of their employment agreements effective January 1, 2008 based on individual job responsibilities and the Company’s retention and motivation objectives;

•
Annual incentive compensation awards are made to the named executive officers to motivate and reward them for meeting or exceeding our annual financial goals and their personal contributions towards such goals during the year.  As circumstances arise, the Committee has the right to adjust certain levels of annual incentive compensation;

•
Monthly sales related commissions, bonuses and certain other payments are made to certain named executive officers who also serve as Sales Directors within the Company to promote the recruitment and growth of the Company’s sales force.

•	Long-term incentive compensation awards are designed to encourage long-term focus and reward increases in shareholder returns while encouraging executives to remain in our employ;
•	Retirement benefits, including the 401(k) plan, support our objectives to attract, retain, and motivate key talent; and
•	Other benefits and perquisites generally include health and term life insurance benefits, long-term disability, and perquisites.

Base Salary

The salaries paid to named executive officers and their annual salary increases are provided for in the employment agreements for the named executive officers.  The Committee believes that the base salaries are set at levels that serve to retain the named executive officers as key employees of the Company.

In fiscal year 2008, the salaries of the named executive officers increased from fiscal 2007 salaries as follows pursuant to the terms of their employment agreements.

Name	2008
J. Lloyd Tomer	$205,000
J. Scott Tomer	$190,000
J. Kim Sorensen	$190,000
John D. Clagg	$60,000
Andrew F. Cauthen	$60,000

Annual Incentive Compensation Awards

Cash Bonus.  Under the long-term employment agreements, Messrs. J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen are eligible for a cash bonus equal to a percentage of the Company’s Net Pre-Tax Income as defined in the employment agreements, for each year in which such income surpasses certain thresholds, in the following percentages: 2.0%, if at least $500,000, but less than $1,500,000; 2.25%, if at least $1,500,000 but less than $3,000,000; and 2.5%, if at least $3,000,000.  Net Pre-Tax Income is defined in the employment agreements to exclude the cash bonus.  It is the role of our Committee to set the performance goals and bonus levels that are reflected in the terms of the employment agreements.  The current performance goals and bonus levels are based on the performance goals and bonus levels that were originally negotiated with the named executive officers in connection with the 2004 merger of the Company and YourTravelBiz.com, which were based on the employment agreements in effect at that time.  The Committee believes the current performance goals do not promote excessive risk taking by the named executive officers and remain an effective incentive tool for retention and motivation.

Because the Company operated at a net loss for fiscal 2008, no such awards are due Messrs. J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen.

Equity Awards.  Under the long-term employment agreements, Messrs. Andrew F. Cauthen and John D. Clagg are eligible for a bonus in the form of restricted stock award equal to the number of shares of stock with a value equal to 2% of the Company’s Net Pre-Tax Income, as defined in the employment agreements, for each year in which such income surpasses $4.0 million.  Net Pre-Tax Income is defined in the employment agreements to exclude the cash bonus.  It is the role of our Committee to set the performance goals and bonus levels that are reflected in the terms of the employment agreements.  The current performance goals and bonus levels are based on the performance goals and bonus levels that were originally negotiated with the named executive officers in connection with the 2004 merger of the Company and YourTravelBiz.com, and based on the employment agreements at that time.  The Committee believes the current performance goals do not promote excessive risk taking by the named executive officers and remain an effective incentive tool for retention and motivation.  At the Committee’s discretion, the level of financial performance required for Messrs. Andrew F. Cauthen and John D. Clagg’s bonus is higher than the levels required for the other three named executive officers who are the Company's founders in order to provide extra incentive as non-founders.

Because the Company operated at a net loss for fiscal 2008, no such awards are due Messrs. Andrew F. Cauthen and John D. Clagg.

Monthly Sales Related Commissions, Bonuses and Certain Other Payments

In addition to serving as named executive officers, Messrs. J. Lloyd Tomer, J. Scott Tomer, and J. Kim Sorensen also serve as Sales Directors within the Company.  In this role, they perform additional duties which include recruiting and growing the sales force.  As part of their compensation for these duties, Messrs. J. Lloyd Tomer, J. Scott Tomer, and J. Kim Sorensen are eligible for additional override commission bonuses, sales director bonuses and sales and retention payments as follows:

Override Commission Bonus.  Under the long-term employment agreements, certain named executive officers maintain ownership of override commissions on Internet Travel Center (“ITC”) sales and monthly fees.  Override commissions are fundamentally a network marketing “multi-tiered” compensation plan that provide for commissions to be paid to up-line individuals or “sponsors” based on a percentage of commissions generated from sales in a Representative’s down-line in order to compensate the up-line sponsors responsible for building the sales force.  Each of Messrs. J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen, as Representatives, owns an override position on certain ITC sales and monthly fees generated by certain Representative positions of our YTB Marketing, Inc. sales organization.

Total override commissions for 2008 paid to each Messrs.  J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen are listed below:

Name	2008
J. Lloyd Tomer	$359,969
J. Scott Tomer	$341,379
J. Kim Sorensen	$341,379

Sales Director Bonus.  Each of Messrs. J. Lloyd Tomer, J. Scott Tomer, and J. Kim Sorensen are considered by the Company to be Sales Directors for its subsidiary YTB Marketing for various purposes.  Sales Directors are independent marketing representatives for YTB Marketing who sell ITCs and support their downline sales force.  In order to be considered a Sales Director, an individual must have  achieved specified sales and retention objectives.  The various levels of achievement are based on the number of active Travel Site Owners (“TSOs” or “TSO”) within each Sales Director’s downline sales force as listed below:

Level 1 Director = 500 active TSOs
Level 2 Director = 2,000 active TSOs
Level 3 Director = 5,000 active TSOs
Level 4 Director = 10,000 active TSOs
Level 5 Director = 25,000 active TSOs
Level 6 Director = 50,000 active TSOs

YTB Marketing has developed a profit sharing pool (the “Pool”), whereby monies from each new sale and each renewal and other sales are allocated to the Pool for purposes of paying additional compensation to the YTB Marketing Sales Directors above the standard network marketing compensation plan.  These monies are allocated to the Sales Directors based on their Sales Director level.  The Pool was designed and developed to provide additional incentive to the Sales Directors for performance on a monthly basis.

The Sales Director bonuses paid to Messrs. J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen for fiscal 2008 are as follows:

Name	2008
J. Lloyd Tomer	$752,151
J. Scott Tomer	$376,076
J. Kim Sorensen	$376,076

Sales and Retention Payments.  In 2007, the Board of Directors sought a valuable method to build the Company’s sales force.  The Board of Directors determined it would incentivize the Company’s leading Sales Director, J. Lloyd Tomer, to recruit more active Representatives by providing the following sales and retention payments whereby he is to receive $1.00 each month for each new sale and $1.00 each month for each TSO renewal after the Company exceeded 75,000 TSOs.

The table below sets forth the amounts paid under this policy for J. Lloyd Tomer earned in fiscal 2008:

2008
New Sales	$75,697
Renewals	$1,477,410

At a Board of Director meeting on March 13, 2009, because of the Company’s decline in fiscal 2008 financial performance and weakened condition of the economy, the Board voted to suspend payments earned by Mr. J. Lloyd Tomer under the subject directive effective January 1, 2009 until the Board with the advice of the Committee, takes the matter under consideration at some point in the future.

As of December 31, 2008, $541,858 was accrued but $419,803, as of the date of this Definitive Proxy Statement, remained unpaid under the terms of the structure outlined above.

Long-Term Incentive Compensation

Stock Option and Equity-Based Long-Term Incentives.  Our primary stock-based employee compensation plan, the YTB International, Inc. 2004 Stock Option and Restricted Stock Plan (the “2004 Stock Option Plan”) was approved by our Board of Directors and stockholders in December 2004.  In addition, our second equity incentive plan, the YTB International, Inc. 2007 Sales Director Bonus Plan (the “2007 Sales Director Bonus Plan” was approved by our Board of Directors on February 19, 2007 and by our stockholders on June 11, 2007.  Our named executive officers are eligible to participate in both the 2004 Stock Option and Restricted Stock Plan and the 2007 Sales Director Bonus Plan.

2004 Stock Option and Restricted Stock Plan.  The 2004 Stock Option Plan serves as the primary vehicle by which we offer long-term incentives and rewards to our executive officers and key employees.  We regard the 2004 Stock Option Plan as a key retention tool.  Retention serves as a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award.  Because of the direct relationship between the value of an option and the market price of our Class A Common Stock, we have always believed that granting stock options is the best method of motivating our executive officers to manage our Company in a manner that is consistent with the interests of our Company and our stockholders.  It is at the Committee’s discretion to determine the conditions whether an award under the 2004 Stock Option Plan is awarded.  Because of the Company’s decline in fiscal 2008 financial performance and weakened economy, no named executive officer received a discretionary award under the 2004 Stock Option Plan.

2007 Sales Director Bonus Plan. The 2007 Sales Director Bonus Plan provides achievement-based awards to designated Sales Directors who excel in their performance on behalf of our Company and our wholly-owned YTB Marketing operating subsidiary. Members of our senior management who qualify as Sales Directors are eligible to receive grants under the 2007 Sales Director Bonus Plan. Each award under the 2007 Sales Director Bonus Plan consists of discounted stock options exercisable to purchase shares of our Class A Common Stock with an exercise price equal to 50% of the fair market value of the Class A Common Stock on the close of business on the business day immediately preceding the date of grant. Under the 2007 Sales Director Bonus Plan, our Sales Directors’ performance is measured on a semiannual basis, on June 30th and December 31st of each year, or, if such date is not a business day, on the next preceding business day. There are five levels of achievement for Sales Directors and awards will vary based upon such levels of achievement. Each Sales Director may only receive an award for a given achievement level one time under the 2007 Sales Director Bonus Plan. We believe that the 2007 Sales Director Bonus Plan serves as a key form of incentive based compensation, as it rewards Sales Directors for their hard work and success.  No member of our senior management that qualifies as a Sales Director received an award in 2008 based on the Company’s decline in financial performance in fiscal 2008 and weakened economy.

Retirement Benefits

The retirement benefits of our named executive officers are designed to provide benefits upon retirement or termination.

401(k) Plan. We also maintain a 401(k) plan that is qualified under the Internal Revenue Code, under which employees can defer a portion of their compensation.  During 2008, we made matching contributions to our employees, including each of our named executive officers, up to a maximum of 5% of compensation.  We provide matching contributions because we believe that employees should be entitled to such benefits.

Amounts matched by the Company for the named executive officers in 2008 are included in the Summary Compensation Table.

Other Benefits and Perquisites

We limit the perquisites that we make available to our named executive officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites.  Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The perquisites that we provided in fiscal 2008 are as follows.  Our health and insurance plans are the same for all employees. In general, we pay for the employee portion of the health premium due and our employees pay for 100% of elective/dependent coverage.  However, it is our policy to pay the full premium for our executives.  In addition, certain of our executive officers receive a car allowance equal to $1,000 per month, term life insurance coverage payable to beneficiaries designated by each and long-term disability insurance.  In fiscal 2008, at the discretion of the Committee, the car allowance pursuant to employment agreements of named executive officers was not issued.

We believe that continuing to offer these perquisites is consistent with our overall objectives of assisting us in attracting and retaining key executive talent.

Tax Considerations

Section 162(m) The policy of the Committee is to establish and maintain a compensation program that maximizes long-term stockholder value. The Committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1 million limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based.  Certain elements of the named executive officers’ compensation qualifies as performance-based compensation as defined in Section 162(m).  Accordingly, such payments will not be included in applying the $1 million limitation.

Post-Termination Payments

In the event of the termination, by the Company, of employment of any of each named executive officers without cause, such individual will be paid his base salary for the remaining term of his employment agreement, in accordance with the Company’s customary payroll practices, as if such employment had not been terminated.

Employment Contracts and Other Arrangements with Executive Officers

Effective January 1, 2008, the Company entered into a long-term employment agreements with each of Mr. J. Lloyd Tomer (Chairman of the Board), Mr. J. Scott Tomer (Chief Executive Officer), Mr. J. Kim Sorensen (Vice Chairman of the Board),  Mr. John D. Clagg (Chief Financial Officer and Treasurer) and Mr. Andrew F. Cauthen (President, Chief Operating Officer and Secretary).  All employment agreements expire December 31, 2012 and subject each officer to confidentiality requirements, as well as anti-raiding and non-competition restrictions for an additional two years following termination of employment. The new employment agreements for Messrs. J. Scott Tomer and J. Kim Sorensen supersede the previous employment agreements for each such individual that were effective January 1, 2005 and had been scheduled to terminate on December 31, 2009.

As noted throughout, the employment agreements of the named executive officers set forth the terms of their compensation.

Employment Agreements with J. Lloyd Tomer, J. Scott Tomer, and J. Kim Sorensen

Under their employment agreements with the Company, each of Messrs. and J. Lloyd Tomer, J. Scott Tomer, and J. Kim Sorensen, will serve in their positions for five-year terms, earning starting annual base salaries (in fiscal 2008) of $325,000, which shall increase in increments of $25,000 for each successive year under the agreements subject to Board of Director adjustments. Each employment agreement automatically renews for additional one-year terms at the then-current base salary upon the expiration of the initial term or any successor term if either party does not provide notice of non-renewal at least 90 days prior to such expiration. Each of Messrs. J. Lloyd Tomer, J. Scott Tomer, and J. Kim Sorensen, will be eligible for a cash bonus equal to a percentage of the Company’s Net Pre-Tax Income for each year in which such income surpasses certain thresholds, in the following percentages: (i) 2.0%, if Net Pre-Tax Income is at least $500,000, but less than $1,500,000; (ii) 2.25%, if Net Pre-Tax Income is at least $1,500,000 but less than $3,000,000; and (iii) 2.5%, if Net Pre-Tax Income is at least $3,000,000.

The employment agreements also provide for override commissions and Sales Director bonuses, which are described elsewhere in this Compensation Discussion and Analysis.

Each of Messrs. J. Lloyd Tomer, J. Scott Tomer, and J. Kim Sorensen, is subject to non-competition and non-solicitation restrictions for the entire duration of his employment agreement and for a period of two years thereafter. In the event of the termination, by the Company, of the employment of any of each of Messrs. J. Lloyd Tomer,  J. Scott Tomer, and J. Kim Sorensen, without cause, such individual will be paid his base salary for the remaining term of his employment agreement, in accordance with the Company’s customary payroll practices, as if such employment had not been terminated.

In addition to receiving a car allowance and health and medical insurance provided by the Company, Messrs. J. Lloyd Tomer, J. Scott Tomer, and J. Kim Sorensen, receive term life insurance coverage payable to beneficiaries designated by each.

Employment Agreements with John D. Clagg and Andrew F. Cauthen

Under their employment agreements with the Company, each of Messrs. John D. Clagg and Andrew F. Cauthen will serve in their positions for five-year terms at a starting annual base salary (in fiscal 2008) of $300,000, which shall increase in increments of $25,000 for each successive year under the agreement. The agreements automatically renew for additional one year terms at the then-current base salary upon the expiration of the initial term or any successor term if either party does not provide notice of non-renewal at least 90 days prior to such expiration.

Beyond base salary, each of Messrs. Clagg and Cauthen was awarded an incentive stock option to purchase 300,000 shares of YTB’s Class A Common Stock, vesting in five equal installments of 60,000 shares on the effective date of the employment agreements (January 1, 2008) and the first four anniversaries thereof. Each such officer is eligible for a bonus equal to 2% of the Company’s Net Pre-Tax Income for each year in which such Net Pre-Tax Income equals or exceeds $4.0 million.  Such bonus shall be payable in the form of a restricted stock award.

Each of Messrs. Clagg and Cauthen is subject to non-competition and non-solicitation restrictions for the entire duration of his employment agreement and for a period of two years thereafter. In the event of termination, by YTB, of the employment of either of Messrs. Clagg or Cauthen without cause, such individual is to be paid his base salary for the remaining term of his employment agreement, in accordance with the Company’s customary payroll practices, as if such employment had not been terminated.

Each of Messrs. Clagg and Cauthen also receive health, life, and medical insurance from the Company under his employment agreement.

Post-Fiscal Year End Compensation Decisions

The annual salary increases due to each of the named executive officers under their employment agreements have been deferred until further notice at the discretion of the Board of Directors because of  the Company’s decline in fiscal 2008 financial performance and weakened economic conditions.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Lou Brock, Chairman
Andrew Wilder

SUMMARY COMPENSATION TABLE

The following table discloses compensation of our CEO, CFO, and the three officers who were the other most highly compensated executive officers during 2008 (together, these persons are sometimes referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)

J. Lloyd Tomer,	2008	325,000	-	-	(1)	-		2,651,970	(3)	2,976,970
Chairman of the Board	2007	117,453	7,000	1,067,497	(2)	-		2,112,858	(4)	3,304,808
	2006	54,462						572,984	(5)	627,446

J. Scott Tomer,	2008	325,000	-	-	(1)	-		692,594	(6)	1,017,594
Chief Executive Officer	2007	134,833	102,058	1,067,497	(2)	-		685,793	(7)	1,990,181
	2006	127,061	6,000					415,006	(8)	548,067

J. Kim Sorensen,	2008	325,000	-	-	(1)	-		706,657	(9)	1,031,657
Vice Chairman of the Board	2007	134,833	102,058	1,067,497	(2)	-		684,612	(10)	1,989,000
	2006	127,061	6,000					415,006	(11)	548,067

John D. Clagg,	2008	300,000	-	-		-		23,306	(12)	323,306
Chief Financial Officer & Treasurer	2007	240,320	7,000	-		-		33,309	(13)	280,629
	2006	148,733	6,000			15,010	(14)	13,169	(15)	182,912

Andrew F. Cauthen,	2008	300,000	-	-		-		26,239	(16)	326,239
Chief Operating Officer & Secretary	2007	239,029	7,000	-		-		33,156	(17)	279,185
	2006	201,354	5,000					20,093	(18)	226,447

(1)
As a Sales Director level Representative (a “Rep”), he received an award of 2,099,994 shares of restricted stock in January 2007 (such share amount gives effect to the reclassification and stock split (the "Reclassification") involving our common stock effective as of July 31, 2007).  Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008 in accordance with FAS 123(R). For the assumptions made in valuing the restricted stock awards see the discussion of those decisions in Note 19 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The shares scheduled to vest January 2, 2009 were forfeited due to the failure to meet the conditions of the restricted stock award agreement, therefore no expense was recognized during the fiscal year ended December 31, 2008 for this award.

(2)
As a Rep, he received an award of 2,099,994 shares of restricted stock in January 2007 (such share amount gives effect to the Reclassification and stock split involving our common stock effective as of July 31, 2007). Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2007 in accordance with FAS 123(R). For the assumptions made in valuing the restricted stock awards see the discussion of those decisions in Note 19 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)
Represents $2,640,133 in commissions, which includes $541,858 in commissions earned but not yet paid as of December 31, 2008 of which $419,803 remains unpaid as of the date of this proxy statement and $11,837 in insurance premiums.

(4)	Represents $2,090,293 in commissions; $11,201 for 401K contribution; and $11,364 in insurance premiums.

(5)
Represents $450,711 in commissions; $120,000 in consulting fees paid in 2006 prior to his retention as an employee in late 2006 for services related the developing the sales organization; $1,634 for 401K contribution and $639 in insurance premiums.

(6)	Represents $682,361 in commissions and $10,233 in insurance premiums.

(7)	Represents $650,060 in commissions; $12,000 in vehicle allowance; $13,845 for 401K contribution; and $9,888 in insurance premiums.

(8)	Represents $388,518 in commissions; $12,000 in vehicle allowance; $13,056 for 401K contribution and $1,432 in insurance premiums.

(9)	Represents $682,361 in commissions; $14,063 in 401K contributions; and $10,233 in insurance premiums.

(10)	Represents $648,879 in commissions; $12,000 in vehicle allowance; $13,845 for 401K contribution; and $9,888 in insurance premiums.

(11)	Represents $388,518 in commissions; $12,000 in vehicle allowance; $13,056 for 401K contribution; and $1,432 in insurance premiums.

(12)	Represents $10,385 for 401K contribution and $12,921 in insurance premiums.

(13)	Represents $20,841 for 401K contribution and $12,468 in insurance premiums.

(14)
Grant date fair value of 75,000 options (after giving effect to the Reclassification) as determined per FAS 123(R), granted on April 24, 2006 with an exercise  price of $0.40 per share (after giving effect to the Reclassification).

(15)	Represents $11,553 for 401K contribution and $1,616 in insurance premiums.

(16)	Represents $12,980 for 401K contribution and $13,259 in insurance premiums.

(17)	Represents $20,298 for 401K contribution and $12,858 in insurance premiums.

(18)	Represents $18,087 for 401K contribution and $2,006 in insurance premiums.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of equity and non-equity plan-based awards to our named executive officers during 2008, as described under “Compensation Discussion and Analysis—Elements of Compensation” beginning on page 10.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)

John D. Clagg	1/1/2008	300,000	1.09	189,300

Andrew F. Cauthen	1/1/2008	300,000	1.09	189,300

(1)
This column shows the number of stock options granted in 2008 under our Amended and Restated 2004 Stock Option and Restricted Stock Plan.  All of the named executive officers’ stock options listed above vest as follows:  one-fifth of the options vested immediately and the remaining options will vest in four equal installments upon the first four anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table presents information regarding outstanding equity awards at the end of 2008 for the named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)

J. Lloyd Tomer	-		-		-	-	1,066,932	(2)	202,717

J. Scott Tomer	-		-		-	-	1,066,932	(2)	202,717

J. Kim Sorensen	-		-		-	-	1,066,932	(2)	202,717

John D. Clagg	15,000	(3)	45,000	(3)	0.40	4/24/2012	-		-
	60,000	(4)	240,000	(4)	1.09	12/31/2017	-		-

Andrew F. Cauthen	60,000	(4)	240,000	(4)	1.09	12/31/2017	-		-

(1)	Calculated based on a price per share of $0.19, which represents the closing price of a share of our common stock on the OTC Bulletin Board as of December 31, 2008 (the last trading day in 2008).
(2)
Award was granted effective as of January 2, 2007 and consisted of 2,099,994 shares of restricted stock (after giving effect to the Reclassification), of which 677,418 shares vested immediately, 355,644 vested on January 2, 2008 and the remaining 1,066,932 shares will vest in three equal installments, upon the second, third and fourth anniversaries of the grant date, subject to the conditions set forth in a restricted stock award agreement between us and the executive.

(3)
Award was granted on April 24, 2006 and consisted of 75,000 options (after giving effect to the Reclassification). 15,000 of such options had vested on April 24, 2007 and had been exercised in July 2007.  15,000 of such options had vested on April 24, 2008, and the remaining 45,000 options are to vest in three stages of 15,000 options each on each of the next three anniversaries of the grant date, commencing on April 24, 2009.

(4)
Award was granted on January 1, 2008 and consisted of 300,000 options, 60,000 of which vested immediately and the remaining 240,000 options will vest in four equal installments, upon the first four anniversaries of the grant date, commencing on January 1, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding stock option exercises and the vesting of restricted stock awards during 2008 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

J. Lloyd Tomer	-	-	355,644	408,991
J. Scott Tomer	-	-	355,644	408,991
J. Kim Sorensen	-	-	355,644	408,991
John D. Clagg	-	-	-	-
Andrew F. Cauthen	-	-	-	-

DIRECTOR COMPENSATION

The following table shows the cash and non-cash compensation for the last fiscal year awarded to or earned by our directors who are not named executive officers.  See the Summary Compensation Table for information regarding compensation of directors who are also named executive officers.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)		Total ($)

Harold L. Kestenbaum, Esq.	35,000	121,751	7,706	(2)	164,457

Clay Winfield (3)	32,000	117,083	-		149,083

Andrew Wilder	44,718	115,084	11,430	(4)	171,232

Timothy Kaiser, M.D.	35,000	121,751	-		156,751

Lou Brock	38,148	89,084	141,248	(5)	268,480

Paul A. Hemings	26,500	6,667	-		33,167

John Simmons, Esq. (6)	21,405	-	-		21,405

Burt Saunders (7)	25,803	-	8,000	(8)	33,803

(1)
On May 23, 2008, as non-employee members of the Board of Directors, these individuals received restricted stock grants pursuant to our policy that governs compensation of non-employee directors.  Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008 in accordance with FAS 123(R). For the assumptions made in valuing the restricted stock awards see the discussion of those decisions in Note 19 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)	Consists of $7,706 in legal fees for work performed for one of our subsidiaries.

(3)	Mr. Winfield resigned as a director effective April 30, 2009.

(4)
Consists of $11,430 in fees paid to Isrealoff, Trattner and Co. for services performed by Andrew Wilder for expanded duties in his role as Audit Committee Chairman and a member of the Compensation Committee of the Company's Board of Directors.

(5)
Consists of $107,064 in commissions and $4,184 in insurance premiums paid to Mr. Brock.  In addition, in 2008, the Company paid an aggregate of $60,000 to Major League Travel, a limited partnership.  Mr. Brock is general partner of, and has a 50% ownership interest in, Major League Travel.  The amount included in the "All Other Compensation" column is equal to 50%, or $30,000, of the aggregate amount paid by the Company to Major League Travel in 2008, and represents Mr. Brock's interest in payments made by the Company to Major League Travel in 2008.

(6)	Mr. Simmons resigned as a director effective September 3, 2008.

(7)	Mr. Saunders resigned as a director effective December 31, 2008.

(8)	Consists of $8,000 in consulting fees earned prior to joining the Company's Board of Directors in April 2008.

From January 1, 2008 until April 24, 2008, each non-employee member of our Board of Directors received compensation of $5,500 per fiscal quarter for serving on our Board.  In addition, non-employee directors were eligible for option grants from time to time, in accordance with the recommendation of the Compensation Committee.  Non-employee directors who also served on various committees of our Board of Directors did not receive any additional compensation with respect to such service, except for the Chairman of our Audit Committee.  The Chairman of our Audit Committee received an additional $12,000 per year for serving in this capacity.

Effective as of April 25, 2008, pursuant to its authority under its charter, the Compensation Committee of our Board of Directors approved a new policy that governs the compensation of the non-employee members of our Board of Directors.  To assist it in the process of determining appropriate levels of compensation for our non-employee directors, the Board of Directors and the Committee retained Pearl Meyer & Partners, LLC, an outside consulting firm specializing in the field of executive and outside director compensation (“PMP”).  PMP analyzed compensation levels for non-employee directors at companies considered to be within the peer group of the Company, based on overall size, revenue, net income and other relevant qualitative criteria, compared this data to the Company’s arrangements and submitted its recommendations to the Compensation Committee.

Under our new policy, each non-employee director receives (i) a one-time restricted stock award valued at $40,000 upon election to our Board of Directors and (ii) annual compensation, consisting of $30,000 cash and a restricted stock award valued at $30,000. In addition to the “at election” restricted stock award, which they will receive (since YTB did not provide compensation for their agreement to serve), each non-employee director as of May 23, 2008, also received a one-time catch-up restricted stock award valued at between $81,000 and $163,000, depending upon length of service. This catch-up grant was intended to compensate our non-employee directors for their service on our Board of Directors for the entire period of time during which the Company lacked a market-level outside director compensation policy.

The restricted stock award component of our ongoing non-employee director compensation is to be granted on an annual basis during the May 17th - May 30th window following the filing of our quarterly report on Form 10-Q for our first fiscal quarter and is to consist of shares of our Class A Common Stock having a grant-date fair market value of $30,000 (based on the market price of our Class A Common Stock as of such date), vesting entirely on the first anniversary of the grant date. The one-time $40,000 restricted stock award for non-employee directors upon election to our Board of Directors and the one-time catch-up grant to our existing non-employee directors will likewise consist of shares of Class A Common Stock valued at fair market value as of the grant date. While the at election grant will vest over a period of four years, the one-time catch-up grant to our existing non-employed directors will vest over a shorter specified period of time that will not exceed two years.

In addition to the basic compensation for our non-employee directors, each such director will also receive a $1,000 cash meeting attendance fee for each meeting of the Board of Directors or a committee thereof that he or she attends (whether attending in person or telephonically). Furthermore, each Chairman of a committee of our Board of Directors will receive an annual cash payment for serving in such capacity, with the Chairmen of the Audit Committee, Compensation Committee and Investment Committee to receive $12,000, $9,000 and $5,000 annually, respectively. The non-employee members of our Board of Directors are also entitled to reimbursement for all reasonable fees and expenses incurred in connection with the performance of services on our behalf, including travel expenses incurred in attending meetings of our Board of Directors or committees thereof. Fees and expenses are reimbursed upon submission of appropriate documentation to us in accordance with our then-current policy.

Throughout 2008, Dr. Kaiser and Messrs. Winfield, Simmons and Saunders served on the Investment Committee.  Due to changes in Board membership, the Investment Committee currently has no members.

During 2008, our subsidiary, REZconnect, paid approximately $8,000 in legal fees for work performed by Harold Kestenbaum, a member of our Board of Directors. The fees were approved by the independent members of the Board of Directors.

At December 31, 2008, the Company accrued $11,000 in fees to Israeloff, Trattner & Co. for work performed by Andrew Wilder, a member of the Company's Board of Directors.  The liability, included in accounts payable and accrued expenses on the consolidated balance sheet as of December 31, 2008, was paid in January 2009.  The fees covered services performed by Andrew Wilder for expanded duties in his role as Audit Committee Chairman and a member of the Compensation Committee of the Company’s Board of Directors for excessive amounts of time not contemplated under the original understanding. The fees were approved by the independent members of the Board of Directors.

During 2008, we paid $60,000 for commissions earned on a vacant Representative position to Major League Travel, a limited partnership which Lou Brock, a member of the Company's Board of Directors, is a general partner.

During 2008, we paid $8,000 in consulting fees to Burt Saunders, a member of the Company's Board of Directors, for services provided prior to joining the Company's Board of Directors in April 2008.

Certain Relationships and Related Transactions

While we may enter into transactions with affiliates in the future, we have, and we intend to continue, to enter into such transactions only at prices and on terms no less favorable to us than terms that can be obtained from unaffiliated third parties. In that context, we will require any director or officer who has a pecuniary interest in a matter being considered to recuse himself or herself from any negotiations or Board of Directors deliberations. In addition, any transaction with an affiliate is subject to approval by the independent members of our Board of Directors.

Printing Services. Three of our executive officers (who also serve as members of our Board of Directors)— J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen— own a company that YTB Marketing utilizes for printing of its sales materials and various other marketing initiatives. During 2008, we expended $3.4 million in payments to such company for these services. Although the Company cannot estimate at this time anticipated payments to be made to this company in 2009, in no event will they be greater than the amount paid in 2008. The Company is in the process of moving a majority of these services to another unrelated vendor in 2009.

 Headquarters Property-Related Loan. In July 2006, the Company borrowed $2.5 million from Meridian Bank in connection with its acquisition of the land and building which houses its corporate headquarters in Wood River, Illinois. The chairman and principal shareholder of, and another director and principal shareholder of, Meridian Bank, Timothy Kaiser, M.D. and Clay Winfield, respectively, served as directors of the Company during 2008.  Dr. Kaiser’s term as a director will expire at the Annual Meeting and he will not stand for reelection.  Mr. Winfield resigned as a director on April 30, 2009. This transaction was approved by the independent members of the Company’s Board of Directors.  Our obligations under the note were secured by a $500,000 certificate of deposit representing restricted cash collateral.  On January 8, 2008, the certificate of deposit was released to us, but we surrendered it to Meridian Bank in partial repayment of the principal amount outstanding under the note.

On July 26, 2008, the Company renewed the note for the principal sum of $2.0 million, the outstanding balance as of that date (the “Note Renewal”). The Note Renewal bears an interest rate of Prime, plus 1.00% floating daily.  Interest and principal are due monthly based upon a 20-year amortization for the first year of the note after which the entire principal will be paid or the note will be refinanced. Although the scheduled balloon principal payment is due July 26, 2009, the Note Renewal is payable upon demand per the terms of the agreement; however, no demand has been made to date. The Note Renewal is collateralized by the first mortgage on the corporate headquarters property.  There are no other restrictive covenants included in the Note Renewal.  Interest paid on the note amounted to $110,000 for the year ended December 31, 2008.

On October 10, 2008, Meridian Bank was closed by the Illinois Department of Financial and Professional Regulation, Division of Banking.  Subsequently, the FDIC was named Receiver.  The terms of our note did not change as a result of the bank closure and receivership.  The outstanding balance of the note as of December 31, 2008 was $1,995,990, which represents the largest aggregate amount outstanding in 2008. The remaining principal balance as of the current time is $1,995,990.

On February 13, 2009, FirstCity Servicing Corporation as Servicer for FH Partners LLC, Owner, purchased the note on our current headquarters previously held by Meridian Bank and subsequently held by the FDIC as receiver.

Development Contract for Headquarters Property. Also in connection with our corporate headquarters in Wood River, Illinois, Ellinger-Winfield, LLC (which is co-owned by our former director, Clay Winfield) was awarded a contract with us for development of the real property on which such headquarters are located. The aggregate payments actually made by us pursuant to the terms of the development contract have totaled approximately $6.4 million as of December 31, 2008, with approximately $4.2 million paid during our 2008 fiscal year. In addition, at December 31, 2008, our accounts payable and accrued expenses included $414,000 of amounts due under the development contract.  The terms of this contract were approved by the independent members of our Board of Directors. We believe that such terms were commercially available terms that were no less favorable to us than terms that could have been obtained from an unaffiliated party.

Administrative Office Lease.  We lease approximately 5,000 square feet of office space (which served as part of the Company’s previous headquarters office) at the real property location at 600 Country Club View, Edwardsville, Illinois 62025 (the “Building Two Property”) under a commercial lease agreement (the “Building Two Lease”), dated August 4, 2005, which is to expire on October 31, 2010.  The building is owned by a real estate company, Meridian Land Company, Inc. (“Meridian Land”), for which Timothy Kaiser, M.D. and Clay Winfield - each of whom served as a member of our Board of Directors during 2008— serve as principals.  Dr. Kaiser’s term as a director will expire at the Annual Meeting and he will not stand for reelection.  Mr. Winfield resigned as a director on April 30, 2009. The rental cost of the space is $8,000 per month.  Rent expense for the lease was $101,000 for the twelve months ended December 31, 2008.  The lease contained an addendum which granted to us the option to purchase the property on which the leased premises was located for cash consideration.

In January 2008, we exercised our purchase option under the Building Two Lease to acquire the Building Two Property.  Subsequently, we entered into a purchase contract with Meridian Land for $2.5 million.  We paid $500,000 of the $2.5 million purchase price as a non-refundable earnest money deposit as of the execution of the purchase contract, and the remaining $2.0 million is due at the closing of the acquisition of the Building Two Property, originally scheduled to close by the end of June 2008, which has been extended to occur on or before December 31, 2009.  Given the current downturn in the credit and real estate markets, we extended the contract in order to preserve our interest in purchasing the building or assigning our rights to purchase the building.  There can be no assurances made that we will be able to obtain proper financing to close on the acquisition or, even if we do obtain financing, we may also elect not to exercise our right to purchase the building, or that we will assign our rights to purchase the property to a third party.  Therefore, the non-refundable earnest money deposit has been fully reserved as of December 31, 2008.  Our entry into the lease transaction, our subsequent exercise of the purchase option and our prospective acquisition of the Building Two Property were each approved by the independent members of our Board of Directors. We believe that the terms of such transactions are (or were, as the case may be) commercially available terms that are or were no less favorable to us than terms that could have been obtained from an unaffiliated party.

Additional Office Space Lease. On August 17, 2007, we entered into a Commercial Lease Agreement (the “Magnolia Lease”), by and between Meridian Land, as lessor, and the Company, as lessee, covering the approximately 5,500 square feet premises located at #112 Magnolia Drive (Lot #9 Magnolia Commons), Glen Carbon, Illinois 62034 (the “Magnolia Leased Premises”).  Timothy Kaiser, M.D. and Clay Winfield, each of whom served as a member of our Board of Directors during 2008, serve as principals of Meridian Land.  Dr. Kaiser’s term as a director will expire at the Annual Meeting and he will not stand for reelection. Mr. Winfield resigned as a director on April 30, 2009. The Magnolia Leased Premises serves as additional office space for the Company.

The Magnolia Lease was extended for an initial term of eighteen (18) months, which was originally scheduled to commence on November 1, 2007 and expire on April 30, 2009. Due to delays in construction being performed with respect to the Magnolia Leased Premises, the term of the Magnolia Lease was postponed such that it commenced on February 15, 2008 and was extended until August 15, 2009. Rent under the Magnolia Lease has been set at $8,400 per month. In addition to monthly rental payments, we are responsible for utilities and maintenance and must pay all real estate taxes assessed on the property on which the Magnolia Leased Premises are located during the term of the Magnolia Lease, as well as all costs of maintaining any common areas used by us in conjunction with the Magnolia Leased Premises.  During the period ended December 31, 2008, rental expense and real estate tax expense for the Magnolia Leased Premises totaled $92,000 and $7,000, respectively.  In addition, during the period ended December 31, 2008, payments related to the cost of maintaining common areas totaled $5,000 and payments related to the reimbursement of tenant build-out costs capitalized to leasehold improvements totaled $19,000. The consent of Meridian Land is required for assignments or subletting of the Magnolia Leased Premises by the Company under the Magnolia Lease, such consent not to be unreasonably withheld or delayed. Any assignment or subletting by the Company will not release us from any of our duties or obligations under the Magnolia Lease.  Our entry into the Magnolia Lease was approved by the independent members of our Board of Directors. We believe that the terms of the Magnolia Lease are commercially available terms that are no less favorable to us than terms that can be obtained from an unaffiliated party.

Acquisition of Entity Holding Executive Jet.  The Company had utilized a Learjet 35A, N360LJ business jet (the executive jet) owned by Meridian/Silver, LC, a Florida limited liability company (“Meridian/Silver”), which had been owned 50% by Meridian Land and 50% by WDS Holdings, LTD., an unaffiliated third party, during January 2008. Timothy Kaiser, M.D. and Clay Winfield, each of whom served as a member of our Board of Directors during 2008, serve as principals of Meridian Land.  Dr. Kaiser’s term as a director will expire at the Annual Meeting and he will not stand for reelection. Mr. Winfield resigned as a director on April 30, 2009.  Payments made to Meridian/Silver for the use of the aircraft totaled $35,000 for the period ended December 31, 2008.

On January 24, 2008, we entered into an agreement with Meridian Land and WDS Holdings, Ltd. to purchase all of the outstanding membership interests of Meridian/Silver, for a purchase price of $1.3 million, pursuant to a membership interests purchase agreement. The only significant asset held by Meridian/Silver was the executive jet, which was held free and clear of any and all liens and encumbrances. Meridian/Silver was not subject to any material liabilities or contractual obligations.  We utilized the executive jet for the transport of employees, officers, directors, business guests and property for business-related purposes.  We completed our payment obligations under this agreement as of February 29, 2008.  The independent members of our Board of Directors approved this transaction, having had determined that its terms were commercially available terms that were no less favorable to us than terms that could have been obtained solely from an unaffiliated party. On September 24, 2008, Meridian/Silver and YTB Air, Inc., a Delaware corporation (“YTB Air”), agreed to merge entities resulting in YTB Air being the surviving entity.

In August 2008, the Company made the decision to sell the executive jet within the next 12 months for an amount expected to be less than its current carrying amount and recorded a pre-tax impairment loss of $310,000 to write down the jet to its estimated realizable value of $900,000.  On January 12, 2009, we sold the executive jet to an unaffiliated third party for net proceeds of $872,000 and incurred costs of $28,000 to prepare the jet for sale.  The independent members of our Board of Directors approved this transaction,

One of the Company’s banks is involved in a litigation matter with our former director Clay Winfield and Timothy Kaiser, M.D., for the non-payment of notes by Messrs. Winfield and Kaiser.

PROPOSAL 2

RATIFICATION OF THE COMPANY’S SELECTION OF ITS AUDITORS

Our Board of Directors recommends to our stockholders that they ratify the selection of UHY LLP, independent auditors, to audit the accounts of the Company for the fiscal year ending December 31, 2009. UHY LLP served as our auditors during the fiscal years ended December 31, 2008 and December 31, 2007. If the stockholders do not ratify this selection, we will reconsider our selection of UHY LLP and our Audit Committee may appoint new auditors instead.

A representative of UHY LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if he or she desires to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees, including reimbursements for expenses, for professional audit services rendered by UHY LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and December 31, 2007, respectively, and fees billed through April 30, 2009 for other services rendered by such auditors during those periods.

	Fiscal Year Ended 12/31/07	Fiscal Year Ended 12/31/08
Audit Fees (1)	$691,798	$988,049
Audit Related Fees (2)	$-	$6,641
Tax Fees (3)	$101,472	$-
All Other Fees (4)	$-	$-
Total (5)	$793,270	$994,690

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by UHY LLP in connection with statutory and regulatory filings or engagements. The totals for the fiscal years ended December 31, 2007 and December 31, 2008 pertain to fees billed to us by UHY LLP through April 30, 2009.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” There were no such fees incurred by us during the fiscal year ended December 31, 2007.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, including preparation of tax returns, review of restrictions on net operating loss carry-forwards and other general tax services. There were no such fees incurred by us during the fiscal year ended December 31, 2008.

(4)
All Other Fees consist of fees for products and services other than the services reported above. There were no such fees incurred by us during the fiscal year ended December 31, 2007 or during the fiscal year ended December 31, 2008.

(5)	UHY LLP leases all its personnel, who work under the control of UHY LLP partners, from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, our Audit Committee has adopted an unwritten approval policy that it believes will result in an effective and efficient procedure for the pre-approval of services performed by the independent auditor.

Audit Services

Audit Services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent auditor in order to render an opinion on our financial statements. Our Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by our Audit Committee. Our Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements which historically have been provided to us by the independent auditor and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by our Audit Committee.

Tax Services

Our Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of the auditor and that are consistent with SEC rules and guidance. All other tax services must be specifically approved by our Audit Committee.

All Other Services

Other services are services provided by the independent auditor that do not fall within the established audit, audit-related and tax services categories. Our Audit Committee may pre-approve specific other services that do not fall within any of the specified prohibited categories of services.

Procedures

All requests for services to be provided by the independent auditor, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the Chief Financial Officer. The Chief Financial Officer authorizes services that have been pre-approved by our Audit Committee. If there is any question as to whether a proposed service fits within a pre-approved service, the Audit Committee chair is consulted for a determination. Our Chief Financial Officer submits requests or applications to provide services that have not been pre-approved by our Audit Committee, which must include an affirmation by the Chief Financial Officer and the independent auditor that the request or application is consistent with the SEC’s rules on auditor independence, to our Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

Requisite Vote

Ratification of our independent accountants requires the affirmative vote of a majority of the votes cast at the annual meeting by the holders of shares entitled to vote thereon. Abstentions and broker non-votes are not counted in determining the number of votes cast in connection with the ratification of our independent accountants.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF UHY LLP TO AUDIT THE ACCOUNTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Report of Audit Committee

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

The Audit Committee has:

-	Reviewed and discussed the audited financial statements with management.

-	Discussed with the independent auditors the matters required to be discussed by SAS 61, as it may be modified or supplemented.

-
Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the auditors’ independence.

-
Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Respectfully submitted by the
members of the Audit Committee:

Andrew Wilder, CPA, Chairman
Timothy Kaiser, M.D.
Harold L. Kestenbaum, Esq.

OTHER MATTERS

Management does not know of any business to be transacted at the meeting other than as indicated herein. However, certain stockholders may present topics for discussion from the floor. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

You are urged to sign, date and mail the enclosed proxy (or proxies, if you hold shares of both Class A Common Stock and Class B Common Stock) in the prepaid envelope provided for such purpose. For planning purposes, it is hoped that registered stockholders will give us advance notice of their plans to attend the meeting by marking the box provided on the proxy card(s).

A list of our stockholders of record at the close of business on May 4, 2009, will be available at the Annual Meeting and during the ten days prior thereto, at our offices, 1901 East Edwardsville Road, Wood River, IL 62095.

If you will need special assistance at the Annual Meeting because of a disability or if you require directions to the Annual Meeting, please contact Andrew Cauthen, our Secretary, at (618) 655-9477.

Deadline for Submission of Stockholder Proposals for the 2010 Annual Meeting:

Any stockholders who wish to submit a proposal, pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy materials for our 2010 Annual Meeting of Stockholders must ensure that it is received by our corporate secretary at our corporate headquarters, which are located at 1901 East Edwardsville Road, Wood River, IL 62095, no later than January 8, 2010. All stockholder proposals to be considered at the 2010 Annual Meeting must be received by our corporate secretary at our corporate headquarters by March 24, 2010.

Wood River, IL
May 8, 2009

By Order of the Board of Directors,

Andrew Cauthen
Secretary

YOUR VOTE IS IMPORTANT! YOU ARE URGED TO
SIGN, DATE, AND MAIL YOUR PROXY PROMPTLY.

P	YTB INTERNATIONAL, INC.

R	PROXY CARD FOR CLASS A COMMON STOCK

O	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2009
X

Y

The undersigned hereby: (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of YTB International, Inc. (the “Company”) to be held on June 15, 2009 and the Proxy Statement in connection therewith, each dated May 8, 2009; (b) appoints J. Scott Tomer and John D. Clagg, and each of them with full power of substitution, as Proxies; (c) authorizes the Proxies to represent and vote, as designated hereon, all of the shares of Class A Common Stock of the Company, held of record by the undersigned on May 4, 2009, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any proxies heretofore given.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF PROPOSALS 1 AND 2.

1.	Election of Directors

DIRECTOR- NOMINEES:

J. Scott Tomer	☐ FOR	☐ WITHHOLD AUTHORITY
Paul A. Hemings	☐ FOR	☐ WITHHOLD AUTHORITY

2.	Ratification of UHY LLP as the Company’s independent auditors

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

☐ Check here if you plan to attend the meeting

SIGNATURE(S)_________________________________

SIGNATURE(S)_________________________________

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

DATE_________________________________________

P	YTB INTERNATIONAL, INC.

R	PROXY CARD FOR CLASS B COMMON STOCK

O	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2009
X

Y

The undersigned hereby: (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of YTB International, Inc. (the “Company”) to be held on June 15, 2009 and the Proxy Statement in connection therewith, each dated May 8, 2009; (b) appoints J. Scott Tomer and John D. Clagg, and each of them with full power of substitution, as Proxies; (c) authorizes the Proxies to represent and vote, as designated hereon, all of the shares of Class B Common Stock of the Company, held of record by the undersigned on May 4, 2009, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any proxies heretofore given.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF PROPOSALS 1 AND 2.

1.	Election of Directors

DIRECTOR- NOMINEES:

J. Scott Tomer	☐ FOR	☐ WITHHOLD AUTHORITY
Paul A. Hemings	☐ FOR	☐ WITHHOLD AUTHORITY

2.	Ratification of UHY LLP as the Company’s independent auditors

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

☐ Check here if you plan to attend the meeting

SIGNATURE(S)_________________________________

SIGNATURE(S)_________________________________

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

DATE_________________________________________